                                                                     EXHIBIT 4.5

                                                                          Draft
                                                                          8/7/98
================================================================================



                          ENRON INTERNATIONAL CPO, L.P.
                                    as Issuer

                          ENRON INTERNATIONAL CPO, INC.
                                  as Co-Issuer

                    CHASE BANK OF TEXAS, NATIONAL ASSOCIATION
                               as Collateral Agent

                                       and

                                 CITIBANK, N.A.
                                 as Account Bank



                               SECURITY AGREEMENT




                          Dated as of __________, 1998




================================================================================

                                TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
ARTICLE 1 DEFINITIONS.................................................................2

   Section 1.1.   Definitions.........................................................2
   Section 1.2.   Rules of Interpretation.............................................2
   Section 1.3.   Inconsistency with Financing Documents..............................2

ARTICLE 2 THE COLLATERAL..............................................................2

   Section 2.1.   Security Interests..................................................2
   Section 2.2.   Transfer of Collateral..............................................5
   Section 2.3.   Covenants...........................................................6
   Section 2.4.   Attorney-In-Fact....................................................7
   Section 2.5.   Sale of Collateral..................................................7
   Section 2.6.   Release of Security Interest........................................9
   Section 2.7.   Termination of Security Interests...................................9

ARTICLE 3 COLLATERAL ACCOUNTS........................................................10

   Section 3.1.   Collection of Funds; the Account Bank..............................10
   Section 3.2.   Collection Account.................................................12
   Section 3.3.   TIP Accounts.......................................................13
   Section 3.4.   Reserve Account....................................................14
   Section 3.5.   Excess Spread Account..............................................14
   Section 3.6.   Expense Reserve Account............................................15
   Section 3.7.   Operating Account..................................................15
   Section 3.8.   Distribution Obligation Escrow Account.............................16
   Section 3.9.   Investment of Amounts in Collateral Accounts.......................16

ARTICLE 4 APPLICATION OF FUNDS.......................................................17

   Section 4.1.   Priority of Payments...............................................17
   Section 4.2.   Liquidity Facility Drawdowns.......................................21
   Section 4.3.   Priority of Payments Following an Acceleration.....................22
   Section 4.4.   Drawdowns under certain Letters of Credit arranged by Enron........24

ARTICLE 5 REMEDIES IN RESPECT OF COLLATERAL..........................................24

   Section 5.1.   Remedies...........................................................24
   Section 5.2.   Preservation of Collateral.........................................27
   Section 5.3.   Application of Money Collected.....................................27
   Section 5.4.   Restoration of Rights and Remedies.................................28
   Section 5.5.   Rights and Remedies Cumulative.....................................28
   Section 5.6.   Delay or Omission Not Waiver.......................................29
   Section 5.7.   Control by Required Lenders........................................29
   Section 5.8.   Sale of Collateral.................................................29


  Section 5.9.   Waiver of Past Defaults.............................................30

ARTICLE 6 ASSIGNED AGREEMENTS........................................................30

   Section 6.1.   Agreements of the Issuer Regarding the Assigned Agreements.........30
   Section 6.2.   Additional Provisions Regarding the Assigned Agreements............32

ARTICLE 7 MISCELLANEOUS..............................................................33

   Section 7.1.   Notices............................................................33
   Section 7.2.   Execution in Counterparts..........................................35
   Section 7.3.   Effect of Headings.................................................35
   Section 7.4.   Assignments........................................................35
   Section 7.5.   Waiver of Jury Trial...............................................35
   Section 7.6.   Subject to Intercreditor Agreement.................................35
   Section 7.7.   Amendments.........................................................35
   Section 7.8.   Governing Law......................................................36
   Section 7.9.   Reinstatement......................................................36
   Section 7.10   Submission to Jurisdiction.........................................36

                               SECURITY AGREEMENT

               This SECURITY AGREEMENT (this "Agreement") is made as of __________, 1998 by and among ENRON INTERNATIONAL CPO, L.P., a limited partnership duly organized and validly existing under the laws of the State of Delaware (the "Issuer"), ENRON INTERNATIONAL CPO, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the "Co-Issuer" and together with the Issuer, the "Issuers"), CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (in such capacity, the "Collateral Agent") and CITIBANK, N.A. ( the "Account Bank").

                              W I T N E S S E T H:

               WHEREAS, the Issuers may issue, from time to time, certain Class A Senior Notes due 2018 (the "Class A Notes"), Class B Senior Subordinated Notes due 2018 (the "Class B Notes") and Class C Subordinated Notes due 2018 (the "Class C Notes" and together with the Class A Notes and the Class B Notes, the "Notes"), in each case pursuant to the Indenture;

               WHEREAS, the Issuer is, simultaneously with the execution hereof, entering into the Liquidity Facility Loan Agreement;

               WHEREAS, the Issuer may, subsequent to the date hereof, enter into one or more Backup Facilities with the Backup Lenders;

               WHEREAS, the Representatives, the Collateral Agent and the Issuers are, simultaneously with the execution hereof, entering into the Common Agreement which sets forth, among other things, (i) common covenants of the Issuer and/or the Co-Issuer in favor of the Secured Parties and (ii) common Events of Default;

               WHEREAS, the Issuers, the Representatives and the Collateral Agent are, simultaneously with the execution hereof, entering into the Intercreditor Agreement which sets forth, among other things, certain intercreditor provisions, including the method of voting and decision making for the Secured Parties, the arrangements applicable to joint consultations and actions in respect of approval rights and waivers, and the limitations on rights of enforcement upon default;

               WHEREAS, the Issuer will from time to time enter into certain Hedging Agreements with the Hedge Counterparties named therein pursuant to which the Issuer shall be required to make certain payments thereunder;

               WHEREAS, in order to provide security for the Secured Obligations, the Issuers have agreed to Grant to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest in the Collateral in the manner set forth in this Agreement;

               NOW THEREFORE, in consideration of the premises and of the agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Issuers and the Collateral Agent hereby agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

               Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, capitalized terms used in this Agreement, its schedules and its exhibits have the meanings given in Appendix A to the Common Agreement.

               Section 1.2. Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in Appendix A to the Common Agreement shall apply to this Agreement.

               Section 1.3. Inconsistency with Financing Documents. Notwithstanding anything to the contrary expressed or implied in any other Financing Document, all rights, powers and remedies available to the Secured Parties shall be subject to the Intercreditor Agreement. In the event of any conflict or inconsistency between the terms and provisions of the Intercreditor Agreement and any other Financing Document, the terms of the Intercreditor Agreement shall govern and control.

                                   ARTICLE 2

                                 THE COLLATERAL

               Section 2.1. Security Interests.

               (a) Grant to the Collateral Agent, on behalf of and for the benefit of the Secured Parties. In order to secure the full and punctual payment of, and the performance by the Issuers of, all of the Secured Obligations, the Issuers hereby Grant to the Collateral Agent, on behalf of and for the benefit of the Secured Parties (to the extent of their respective interests hereunder and under the other Financing Documents, including under the Priority of Payments), all of their respective right, title and interest in, under and to the following property (herein, collectively the "Collateral"), in each ---------- case, wherever located, whether now owned or existing, or hereafter acquired or arising (and whether held directly by the Issuer and/or the Co-Issuer or through a Securities Intermediary):

               (i) all Project Loans, all Intermediate Funding Loans and any other loans made by the Issuer and all instruments, documents and records evidencing or relating to any such Project Loan, Intermediate Funding Loan or other loan, including any security interest granted in favor of the Issuer in connection with such Project Loans, Intermediate Funding Loans and other loans;

               (ii) the Committed TIP Account and the Uncommitted TIP Account, all Temporary Investments credited to the TIP Accounts, all income from such Temporary


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

          Investments and all money, securities and other financial assets now or hereafter credited to such Accounts;

               (iii) the Collection Account, the Excess Spread Account, the Reserve Account, the Operating Account, the Expense Reserve Account and the Distribution Obligation Escrow Account and Eligible Investments credited to said accounts and all income from the investment of funds therein and all money, securities and other financial assets now or hereafter credited to such Accounts;

               (iv) the Liquidity Facility Loan Agreement and all instruments, documents and records evidencing or relating to the Liquidity Facility Loan Agreement;

               (v) the Backup Facility Loan Agreement and all instruments, documents and records evidencing or relating to the Backup Facility Loan Agreement;

               (vi) the Hedging Agreements and all payments thereunder or with respect thereto;

               (vii) the currency hedging agreements pursuant to any Currency Hedging Arrangements and all payments thereunder or with respect thereto;

               (viii) the TIP Investment Management Agreement(s) and all payments thereunder or with respect thereto;

               (ix) the Management Agreement and each Replacement Management Agreement;

               (x) the Enron Support Documents;

               (xi) the Repayment Agreements;

               (xii) the Class I Stage Funding Commitment Letters;

               (xiii) the Assumption Agreements;

               (xiv) all Additional Transaction Documents other than any confidentiality agreements with Project Borrowers or Project Sponsors;

               (xv) all Underlying Instruments;

               (xvi) all General Intangibles;

               (xvii) all Cash delivered to the Collateral Agent (directly or through a Securities Intermediary);

               (xviii) all accounts, chattel paper, documents, deposit accounts, equipment, fixtures, goods, instruments, inventory, investment property, money and securities accounts (as each such term is defined in Article 9 of the New York UCC) and all other property of the Issuer or Co-Issuer whether or not subject to the Uniform Commercial Code other than the shares owned by the Issuer in the Co-Issuer;

               (xix) all proceeds, accessions, profits, income, benefits, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of the Issuer described in the preceding clauses; and

               (xx) all of the Issuers' shares or certificates evidencing ownership interests in each Intermediate Funding Entity.

               The assignment and security interest of the Collateral Agent under this Agreement extends to all Collateral of the kind described in the preceding sentence which the Issuer may acquire at any time during the continuation of this Agreement.

               Each of the items in clauses (iv) through (xv) shall be referred to as an "Assigned Agreement." Notwithstanding anything herein to the contrary, the Collateral Agent on behalf of the Secured Parties hereby grants the Issuer a license to exercise all of the Issuer's rights pursuant to the Assigned Agreements without notice to or the consent of the Collateral Agent or any Secured Party, which license may be revoked by the Collateral Agent upon the occurrence of an Event of Default hereunder until such time, if any, as such Event of Default is cured or waived.

               (b) Secured Obligations. This Agreement secures the payment of all Secured Obligations of the Issuers, now existing or hereafter arising.

               (c) Events of Default. The occurrence of an Event of Default (under and as defined in the Common Agreement), whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental instrumentality, shall constitute an Event of Default hereunder.

               (d) No Transfer of Duties. The Grant herein is intended as security only and shall not (i) transfer or in any way affect or modify, or relieve the Issuer or the Co-Issuer from, any obligation to perform or satisfy, any term, covenant, condition or agreement to be performed or satisfied by the Issuer or the Co-Issuer under or in connection with the Collateral, this Agreement or any other Financing Document to which the Issuer or the Co-Issuer is a party or (ii) impose any obligation on the Collateral Agent or any Secured Party to perform or observe any such term, covenant, condition or agreement or impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of the Issuer or the Co-Issuer relative thereto or for any breach of any representation or warranty on the part of the Issuer or the Co-Issuer contained therein or made in connection therewith.

               Section 2.2. Transfer of Collateral.

               (a) Issuer Order. Whenever the Issuer acquires or makes a Project Loan or an Intermediate Funding Loan, the Program Manager shall, on behalf of the Issuer, deliver to the Collateral Agent an Issuer Order to the effect that:

               (i) the Issuer is the owner of such Project Loan or Intermediate Funding Loan free and clear of any Liens except for Permitted Liens;

               (ii) the Issuer has acquired its ownership in such Project Loan or Intermediate Funding Loan in good faith without notice of any adverse claim, except as described in paragraph (i) above;

               (iii) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Project Loan or Intermediate Funding Loan (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to the Security Documents;

               (iv) the Issuer has full right to Grant a security interest in and assign and pledge all of its right, title and interest in such Project Loan or Intermediate Funding Loan to the Collateral Agent;

               (v) such Issuer Order contains a true and correct description of such Project Loan or Intermediate Funding Loan;

               (vi) such Project Loan or Intermediate Funding Loan meets the requirements of the Financing Documents;

               (vii) the Collateral Agent has a first priority perfected security interest in such Project Loan or Intermediate Funding Loan (assuming that any Securities Intermediary or other entity not within the control of the Issuer involved in such Grant takes the actions required of it for perfection of that interest).

               (b) All Collateral comprised of Certificated Securities and instruments purchased or acquired with funds credited to a Collateral Account shall be credited to such Account.

               (c) The Issuer shall cause all security interests in the Collateral Granted to the Collateral Agent to be perfected by one of the following means (and shall take any and all other actions necessary to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, perfected, first-priority security interest (subject to Permitted Liens) in such Collateral Granted to the Collateral Agent under laws and regulations (including without limitation Articles 8 and 9 of the UCC) in effect at the time of such Grant):

               (i) in the case of an Instrument or a Certificated Security other than an instrument or security covered by clauses (iv) or (v) below, by delivering such Instrument or

          Security Certificate to the Account Bank on behalf of the Collateral Agent Indorsed to the Collateral Agent or Indorsed in blank;

               (ii) in the case of an Uncertificated Security (other than an Uncertificated Security covered by clause (iii), (iv) or (v) below), by causing the Account Bank on behalf of the Collateral Agent to become the registered owner of such Uncertificated Security;

               (iii) in the case of an Uncertificated Security registered in the name of the Issuer, by (A) causing the issuer of such Uncertificated Security to agree that it will comply with Instructions originated by the Collateral Agent without further consent by the Issuer and (B) causing such agreement to remain in effect;

               (iv) in the case of a Securities Entitlement held through a Securities Intermediary and as to which the Entitlement Holder is the Issuer, by (A) causing such Securities Intermediary to agree that it will comply with Entitlement Orders originated by the Collateral Agent without further consent of the Issuer, (B) causing such agreement to remain in effect and (C) not consenting to the Issuer agreeing to comply with Entitlement Orders of any person other than the Collateral Agent (except to the limited extent set forth in Section 3.1(e) hereof);

               (v) in the case of any Securities Entitlement (other than a Securities Entitlement covered by clause (iv) above), by causing the Collateral Agent to become the Entitlement Holder of such Securities Entitlement;

               (vi) in the case of General Intangibles (including any participation interest in which neither the participation interest nor the underlying debt are represented by Instruments) by (A) notifying the obligor (and, in the case of participation interests, both the institution which has sold the participation interest and the obligor of the debt underlying the participation interest) thereunder of the transfer and (B) causing a financing statement to be filed in all appropriate jurisdictions naming the Issuer as debtor and the Collateral Agent as secured party and describing such property; and

               (vii) in the case of participation interests in which the underlying debt is represented by an Instrument or Instruments by (A) causing the delivery of each such Instrument to the Account Bank on behalf of the Collateral Agent or (B) notifying the institution which sold the participation interest that it holds such Instruments for the account of the Collateral Agent.

               Section 2.3. Covenants. The Issuers jointly and severally covenant as follows:

               (a) Any action or proceeding to enforce this Agreement may be taken by the Collateral Agent either in the Issuer's name, the Co-Issuer's name, in the Collateral Agent's name or in the name of Collateral Agent's designee, as the Collateral Agent may deem necessary.

               (b) The Issuers will, so long as any Secured Obligations shall be outstanding, warrant and defend their respective title to the Collateral and the interest of the Collateral Agent in the Collateral against any claim or demand of any Persons which may, in the reasonable judgment of the Collateral Agent, have a material adverse effect on the Issuers' respective title to or the Collateral Agent's right or interest in such Collateral.

               (c) The Issuers will do nothing to impair the rights of the Collateral Agent or the other Secured Parties in the Collateral or sell or cause any portion of the Collateral to be released from the lien of this Agreement except as set forth in Sections 2.5, 2.6 and 2.7; provided, however, that nothing herein shall prevent the Issuer or the Co-Issuer, prior to the exercise by the Collateral Agent of any such right, from undertaking its operations in the ordinary course of business in accordance with the Financing Documents.

               Section 2.4. Attorney-In-Fact. Without limiting any other rights or powers granted to the Collateral Agent hereunder or under any of the Financing Documents, each of the Issuer and the Co-Issuer does hereby constitute and appoint the Collateral Agent, or any other Person empowered by the Collateral Agent, acting for and on behalf of itself and the Secured Parties and each successor or assign of the Collateral Agent and the Secured Parties, its true and lawful attorney-in-fact, with full power (in its name or otherwise) to enforce all rights of the Issuers with respect to the Collateral:

               (i) to ask, require, demand, receive and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of the Collateral;

               (ii) to exercise rights and elect remedies thereunder, to endorse any checks or other instruments or orders in connection therewith; and

               (iii) to file any claims or take any action or institute any proceedings in connection therewith which the Collateral Agent may deem to be necessary or advisable;

provided, however, that the Collateral Agent shall not exercise any such rights except upon the occurrence and during the continuation of an Event of Default. The Collateral Agent shall endeavor to provide notice to the Issuers promptly after taking any such action, provided that the failure of the Collateral Agent to provide such notice shall not affect (i) the liens, rights or remedies of the Collateral Agent and Secured Parties hereunder, nor (ii) the effectiveness of any such action. This power of attorney is a power coupled with an interest and shall be irrevocable.

               Section 2.5. Sale of Collateral.

               (a) The Issuers will not sell or otherwise dispose of any Collateral (such sale or disposition, a "Sale"); provided that, so long as no Event of Default has occurred and is continuing and subject to the satisfaction of the conditions specified in this Section 2.5, the Issuer may sell and direct the Collateral Agent in writing to release pursuant to Section 2.6, the security interest of the Collateral Agent in, the following:

               (i) Temporary Investments:

                    (A) The Issuer may, prior to the Investment Termination Date
               (and shall, on or after the Investment Termination Date) effect a Sale of a non-defaulted Uncommitted TIP Investment so long as the Sale Proceeds to be obtained together with any breakage costs which would be incurred would not, in the good faith determination of the Issuer, increase the Quarterly Payment Shortfall on the next succeeding Quarterly Payment Date. The Issuer may (and in the case an event in clause (x) occurs after the Investment Termination Date, shall) effect a Sale of any non-defaulted Committed TIP Investment (x) upon a reduction, withdrawal or cancellation in a Commitment to make Project Loans the amount of which exceeds the amount then Allocated under the Backup Facility, or (y) upon an unanticipated acceleration in the drawdown schedule of a Project Loan, in each case so long as the Funding Availability Test is satisfied after giving effect to such Sale and the Sale Proceeds to be obtained together with any breakage costs which would be incurred would not in the good faith determination of the Program Manager increase the Quarterly Payment Shortfall on the next succeeding Quarterly Payment Date.

                    (B) The Issuer may effect a Sale of any defaulted Temporary
               Investment if, in the good faith determination of the Issuer (which may be based upon the advice of the TIP Advisor(s)), the Issuer expects to realize greater value by such Sale than by retaining such Temporary Investment.

                    (C) Notwithstanding any provision in clause (A) above, the
               Issuers shall be entitled to defer a Sale of any Temporary Investment to the extent necessary to avoid selling such Temporary Investment prior to its stated maturity at a loss.

               (ii) Eligible Investments: The Issuer may effect a Sale of any defaulted Eligible Investment if, in the good faith determination of the Issuer, the Issuer expects to realize greater value by such Sale than by retaining such Eligible Investment.

               (iii) Defaulted Project Loans: The Issuer may effect a Sale of a Defaulted Project Loan if (A) such Sale is not made to an Enron Affiliate, and (B) in the good faith determination of the Issuer, the Issuer expects to realize greater value by such Sale than by retaining such Defaulted Project Loan.

               (iv) Non-Defaulted Project Loan following a Tax Event: The Issuer shall be required to sell each Project Loan as soon as practicable following a Tax Redemption Trigger Date for a minimum price equal to an amount calculated by multiplying (I) the outstanding principal balance of such Project Loan and (II) a percentage, the numerator of which is the sum of the Outstanding Amount of the Notes, the amounts drawn under the Liquidity Facility and the Backup Facility and termination amounts, if any, to be payable under any Hedging
          Agreement and the denominator of which is the Total Assets; provided, however, the Issuer may effect a Sale of one or more Project Loans at a price below that described in the immediately preceding clause if it obtains the prior consent of the Collateral Agent for such Sale.

               (v) Non-defaulted Project Loans following receipt of the Disposition Amount: Upon receipt of the Disposition Amount in respect of any Project Loan, the Issuer shall instruct the Collateral Agent to release the Lien of this Agreement therein pursuant to Section 2.6 hereof and, in the case of an Equity Disposition, transfer the related Project Loan to the Person designated in accordance with
          Section 2.1(b)(ii) of the Common Agreement.

               (b) Contemporaneously with the optional redemption of the Notes and the other Secured Obligations, in whole but not in part, in accordance with
Section 10.2(a)(i) of the Common Agreement, the Issuer may sell, and direct the Collateral Agent in writing to release, pursuant to Section 2.7, the security interest of the Collateral Agent in all Collateral.

               Section 2.6. Release of Security Interest.

               (a) If no Event of Default has occurred and is continuing, the Issuers may, by Issuer Order executed by an Authorized Officer of the Program Manager delivered to the Collateral Agent at least two Business Days prior to the financial closing of a Sale of a Project Loan, or on or prior to the settlement date for a Sale of any other Collateral, as applicable, certifying as to compliance with the terms of Section 2.5 applicable to such Sale, direct the Collateral Agent to release such security from the Lien of this Agreement in compliance with the terms of Section 2.5 applicable to such Sale against deposit by the Account Bank in a Collateral Account of the Sale Proceeds therefor.

               (b) If, in respect of a Project Loan constituting a part of the Collateral, there is a an Equity Disposition or a Refinancing and a mandatory redemption of Notes is required pursuant to Section 10.3(a)(iii) of the Common Agreement, then upon receipt by the Collateral Agent of an amount equal to the Disposition Amount for such Project Loan, the Issuer shall, by Issuer Order executed by an Authorized Officer of the Program Manager delivered to the Collateral Agent, direct the Collateral Agent to release, and the Collateral Agent shall so release, such Project Loan (and all Collateral relating thereto) from the Lien of this Agreement contemporaneously with the receipt by the Account Bank of such Disposition Amount.

               (c) The Account Bank shall credit any Sale Proceeds to the Collection Account; except that (i) any Sale Proceeds received in respect of a Project Loan prior to the Investment Termination Date shall be credited to the Uncommitted TIP Account and (ii) any Sale Proceeds received in respect of any Temporary Investments prior to the Investment Termination Date, shall be credited to the TIP Account in respect of which such Temporary Investment was made.

               Section 2.7. Termination of Security Interests. On the Final Termination Date, this Agreement shall terminate and all rights to the Collateral shall revert to the Issuers; provided, however, that each of the Secured Parties and the Collateral Agent, if requested in writing by the Issuers, shall execute and deliver such instruments of release in favor of the

Issuers as the Issuers may reasonably request to effectuate such release, and any such instruments so executed and delivered shall be fully binding on the Secured Parties and the Collateral Agent.


                                   ARTICLE 3

                               COLLATERAL ACCOUNTS

               Section 3.1. Collection of Funds; the Account Bank.

               (a) Except as otherwise expressly provided herein or in any other Financing Document, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, any amounts or property payable to or receivable by the Collateral Agent pursuant to the Financing Documents, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such funds and property received by it for the benefit of the Secured Parties (to the extent of their respective interests hereunder, including under the Priority of Payments or the Priority of Acceleration Payments, as applicable) and shall apply it as provided in this Agreement.

               (b) The Account Bank acknowledges, confirms and agrees that (i) the Account Bank has established the Collateral Accounts as set forth in
Section 3.2, 3.3, 3.4, 3.5 and 3.7 hereof, (ii) each Collateral Account is a "securities account" within the meaning of Section 8-501 of the UCC, (iii) the Issuer is the Entitlement Holder of the Collateral Accounts, (iv) all Cash and other property delivered to the Account Bank pursuant to this Agreement or the other Security Documents will be promptly credited to a Collateral Account, (v) all Financial Assets in registered form or payable to, or to order of a person, and credited to any Collateral Account shall be registered in the name of, payable to or to the order of, or specially Indorsed to, the Account Bank or in blank, or credited to another Securities Account maintained in the name of the Account Bank, and in no case will any Financial Assets credited to any Collateral Account be registered in the name of, payable to or to the order of, or specially Indorsed to, the Issuer except to the extent the foregoing have been specially Indorsed by the Issuer to the Account Bank or in blank, (vi) the Account Bank shall promptly comply with all instructions of the Collateral Agent and, to the limited extent set forth in Section 3.1(e), the Issuer in connection with the transfer or withdrawal of amounts in the Collateral Accounts and (vii) the Account Bank shall not change the name or account number of any Collateral Account without the prior written consent of the Collateral Agent and at least 5 Business Days prior notice to the Issuer.

               (c) Each of the Issuer, the Collateral Agent and the Account Bank agrees that each item of property (whether Cash, a Security, an Instrument or obligation, share, participation, interest or any other property whatsoever) credited to any Collateral Account shall be treated as a Financial Asset under
Article 8 of the UCC.

               (d) Anything herein to the contrary notwithstanding, the Issuer irrevocably agrees that the Account Bank may, and the Account Bank agrees that it shall, comply with Entitlement Orders originated by the Collateral Agent and relating to any of the Collateral Accounts without further consent by the Issuer or any other Person. If there is any conflict between the Entitlement Orders originated by the Issuer and Entitlement Orders originated by the Collateral Agent, the latter shall control. Each Collateral Account shall be governed by the laws of the State of New York. The Collateral Agent and the Account Bank hereby represent that they have not, and hereby agree that they will not, enter into any agreement or take any action which gives any Person other than the Collateral Agent "control" (as defined in Section 8-106 of the UCC) over any Collateral Account.

                (e) Until the Final Termination Date, the Issuer shall not have any rights to withdraw Cash or other property held in or credited to the Collateral Accounts, except for the right to give instructions to the Account Bank to make withdrawals of moneys held in the Collateral Accounts as permitted by this Agreement and the right to direct the investment of moneys held in the Collateral Accounts as permitted by Section 3.8.

               (f) In the event that the Account Bank has or subsequently obtains by agreement, operation of law or otherwise a security interest in any of the Collateral Accounts or any Security Entitlement credited thereto, the Account Bank hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The Financial Assets standing to the credit of any of the Collateral Accounts will not be subject to deduction, set-off, banker's lien, or any other right in favor of any Person other than the Collateral Agent (except the face amount of any checks which have been credited to any of the Collateral Accounts but are subsequently returned unpaid because of uncollected or insufficient funds).

               (g) There are no other agreements entered into between the Account Bank, the Collateral Agent and the Issuer with respect to any of the Collateral Accounts. In the event of any conflict between this Section 3.1 (or any portion thereof), any other provision of this Agreement or any other agreement now existing or hereafter entered into, the terms of this Section 3.1 shall prevail.

               (h) Except for the claims and interest of the Collateral Agent and the Issuer in any of the Collateral Accounts, the Account Bank does not have actual knowledge (without any independent review or investigation) of any claim to, or interest in, any of the Collateral Accounts or in any Financial Asset credited thereto. If any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any of the Collateral Accounts or in any Financial Asset credited thereto, the Account Bank will promptly notify the Collateral Agent and the Issuer thereof.

               (i) The Account Bank hereby makes the following representations, warranties and covenants:

               (i) The Collateral Accounts have been established as set forth in this Section 3.1 and such Collateral Accounts will be maintained in the manner set forth herein until termination of this Agreement. The Account Bank shall not change the names or account numbers of any of the Collateral Accounts without the prior written consent of the Collateral Agent and the Issuer.

               (ii) No Financial Asset is or will be registered in the name of the Issuer, payable to the Issuer's order, or specially Indorsed to the Issuer, except to the extent such Financial Asset has been Indorsed to the Account Bank or in blank.

               (iii) This Agreement is the valid and legally binding obligation of the Account Bank.

               (iv) The Account Bank has not entered into, and until the termination of this Agreement shall not enter into, any agreement with any other Person relating to any of the Collateral Accounts and/or any Financial Assets credited thereto pursuant to which it has agreed to comply with Entitlement Orders of such Person. The Account Bank has not entered into any other agreement with the Issuer, the Collateral Agent or any other Person purporting to limit or condition the obligation of the Account Bank to comply with Entitlement Orders originated by the Collateral Agent as set forth in paragraph (b) of this Section 3.1 hereof.

               (j) The Issuer hereby agrees to indemnify the Account Bank and to reimburse the Account Bank for its out-of-pocket expenses to the same extent it has agreed to indemnify or reimburse the Collateral Agent as set forth in Sections 1.21 and 1.22 of the Common Agreement.


               (k) The rights and powers granted herein to the Collateral Agent have been granted in order to perfect its security interest in each of the Collateral Accounts, are powers coupled with an interest and will neither be affected by the bankruptcy of the Issuer or the Collateral Agent nor the lapse of time. The obligations of the Account Bank hereunder shall continue in effect until the security interest of the Collateral Agent in each of the Collateral Accounts has been terminated pursuant to the terms of this Agreement and the Collateral Agent has notified the Account Bank of such termination in writing.

               Section 3.2. Collection Account.

               (a) The Issuer shall, prior to the Closing Date, cause to be established with the Account Bank a single, segregated Securities Account which shall be designated as the Collection Account, to which shall be credited from time to time all Collateral Proceeds. All funds credited from time to time to the Collection Account pursuant to this Agreement shall be applied for the purposes herein provided.

               (b) On each Quarterly Payment Date, amounts credited to the Collection Account equal to the Collateral Proceeds at the close of business on the related Determination Date (such amount to be set forth in the Valuation Report prepared by the Program Manager on behalf of the Issuer pursuant to
Section 6.1 of the Common Agreement) shall be applied in accordance with the Priority of Payments; except that, so long as any Collateral Proceeds otherwise scheduled to have been received by such Determination Date are credited to the Collection Account no later than the close of business on the Business Day immediately preceding the related Quarterly

Payment Date, such amounts shall be included as part of the Collateral Proceeds available for disbursement on such Quarterly Payment Date notwithstanding that such amounts were received after the applicable Determination Date, and applied in accordance with the revised Valuation Report prepared by the Program Manager and delivered to the Collateral Agent no later than such Business Day.

               (c) If regularly scheduled payments or termination costs under any Hedging Agreement referred to in clauses (v)(B) or (vi), respectively, of the Priority of Payments are due on a date other than a Quarterly Payment Date, the Issuer shall, so long as the Issuer in good faith determines that it would meet its obligations under clauses (i) - (v) of the Priority of Payments on the immediately succeeding Quarterly Payment Date, instruct the Account Bank to withdraw from the Collection Account an amount equal to such payment and credit such amounts in the Operating Account for payment to the appropriate Hedge Counterparty.

               Section 3.3. TIP Accounts. On or prior to the Closing Date, the Issuer shall cause to be established with the Account Bank two segregated Securities Accounts which shall be designated as the Uncommitted TIP Account and the Committed TIP Account, into which the Issuer shall credit or cause to be credited amounts described below in this Section 3.3. The TIP Accounts shall be managed by the TIP Advisor(s).

               (a) The Uncommitted TIP Account: On the Closing Date, all Net Proceeds from the issuance of the Initial Notes, and the Initial Interests and, during the Investment Period, the Net Proceeds from the issuance of the Class I Interests funded after the Closing Date (other than the net proceeds from funding Class I Interests in connection with a Quarterly Payment Shortfall or upon Acceleration), all payments of principal (including prepayments) and loan origination or upfront fees (excluding expense reimbursements) received on Project Loans and all Hedging Proceeds, shall be credited to the Uncommitted TIP Account; provided that, the Issuer shall have the option of crediting or transferring to the Collection Account an amount equal to the origination or upfront fees relating to the last Project Loan to be initially funded by the Issuer. During the Investment Period, the Issuer may issue additional Class A Notes, the Net Proceeds of which other than amounts used to reduce amounts drawn under the Backup Facility or to redeem the Notes shall be credited to the Uncommitted TIP Account. The Issuer shall invest amounts credited to or re-invested in the Uncommitted TIP Account according to the Uncommitted TIP Investment Policies.

               (b) The Committed TIP Account: On the Closing Date, the balance of the Committed TIP Account shall be zero. During the Investment Period, the Issuer may on or prior to the Financial Closing Date of a Project Loan, transfer amounts credited to the Uncommitted TIP Account to the Committed TIP Account up to an amount Committed for such Project Loan. The Issuer may, on or prior to the dates on which drawdowns are to occur under Project Loans, draw amounts Allocated under the Backup Facility Loan Agreement(s) and/or any Funding Availability Commitments and credit such amounts to the Committed TIP Account. The Issuer shall use funds credited to the Committed TIP Account to fund drawdowns under the Project Loans and, in certain circumstances, to redeem Notes pursuant to Section 10.3 of the Common Agreement. The Issuer shall invest amounts in the Committed TIP Account according to the Committed TIP Investment Policies. During the Investment Period, the Issuer may transfer amounts credited to the Committed TIP Account to the Uncommitted TIP Account provided that after giving effect to such transfer the Funding Availability Test would be satisfied. On any Business Day immediately after the occurrence of an event of default with respect to a Committed TIP Investment, the Issuer shall be required to determine whether the Funding Availability Test is satisfied as of such date, and to the extent the Funding Availability Test is not satisfied as of such date, the Issuer shall (i)(x) in the case of an event of default that has occurred at or prior to the Investment Termination Date, transfer such amounts as is necessary to satisfy the Funding Availability Test (such amount, the "Funding Availability Shortfall Amount") from the Uncommitted TIP Account to the Committed TIP Account and (y) to the extent the Funding Availability Test is still not satisfied, transfer such remaining Funding Availability Shortfall Amount from the Collection Account to the Committed TIP Account and (ii) in all other cases, retain in the Committed TIP Account, the interest proceeds received in respect of any Committed TIP Investment up to an amount equal to the Funding Availability Shortfall Amount.

               Section 3.4. Reserve Account. The Issuer shall, prior to the Closing Date, cause to be established with the Account Bank, a single, segregated Securities Account which shall be designated as the Reserve Account, to which shall be credited an amount equal to the Reserve Amount. In the event there occurs a Quarterly Payment Shortfall in respect of a Quarterly Payment Date (as indicated in the Valuation Report prepared by the Program Manager), the Issuer shall direct the Account Bank to withdraw and apply amounts credited to the Reserve Account as provided in Section 4.1(b). On each Quarterly Payment Date, after giving effect to all withdrawals, if any, in respect of any Quarterly Payment Shortfall, all amounts credited to the Reserve Account in excess of the Reserve Amount shall be released from the Reserve Account and credited to the Collection Account for application in accordance with clause
(xi) of the Priority of Payments.

               Section 3.5. Excess Spread Account. The Issuer shall, prior to the Closing Date, cause to be established with the Account Bank, a single, segregated Securities Account which shall be designated as the Excess Spread Account, to which shall be credited all Collateral Proceeds remaining on any Quarterly Payment Date during the Investment Period after application as provided in clauses (i) through (xi)(H) of the Priority of Payments. In the event there occurs a Quarterly Payment Shortfall in respect of a Quarterly Payment Date (as indicated in the Valuation Report prepared by the Program Manager), the Issuer shall instruct the Account Bank to withdraw and apply amounts credited to the Excess Spread Account as provided in Section 4.1(b). On each Quarterly Payment Date after the Investment Termination Date and after giving effect to the withdrawal, if any, in respect of any Quarterly Payment Shortfall, all amounts in the Excess Spread Account in excess of the Retention Amount (as indicated in the Valuation Report prepared by the Program Manager) as of such Quarterly Payment Date will be released by the Account Bank from the Excess Spread Account and shall be applied in accordance with clauses (xi)(J) and (xi)(K) of the Priority of Payments. Notwithstanding the foregoing, amounts that otherwise would be credited to the Excess Spread Account on any Quarterly Payment Date shall be distributed by the Account Bank to each Person who otherwise would have been entitled thereto but for such credit requirement if such Person delivers to the Issuers (x) an agreement to repay (a "Repayment Agreement") such amounts to the Issuers if and to the extent that amounts in the Excess Spread Account are required by the Issuers to cover any Quarterly Payment Shortfall (it being understood and agreed that payments to cover any Quarterly Payment Shortfall shall be made ratably from amounts credited to the Excess Spread Account and payment obligations under the Repayment Agreements) and (y) if such Person is not an Acceptable Credit Provider, a guarantee, letter of credit or the credit support for such Person's obligations under the Repayment Agreement is provided by an Acceptable Credit Provider. Any amount which is subject to repayment pursuant to a Repayment Agreement shall be deemed to be credited to the Excess Spread Account for purposes of calculating the Excess Spread Account Balance.

               Section 3.6. Expense Reserve Account. The Issuer shall, prior to the Scheduled Investment Termination Date, cause to be established with the Account Bank, a single, segregated Securities Account which shall be designated as the Expense Reserve Account, to which shall be credited, in accordance with clause (xi)(J) of the Priority of Payments, an amount equal to and for the payment of, the Operating Expenses estimated to be paid during the next Due Period, as set forth in the Valuation Report; provided, however, the funds credited to the Expense Reserve Account shall not exceed $2 million at any time. The Issuer may withdraw funds from the Expense Reserve Account on any date to pay such Operating Expenses.

               Section 3.7. Operating Account. The Issuer shall, prior to the Closing Date, cause to be established with the Account Bank, a single, segregated Securities Account which shall be designated as the Operating Account, to which shall be credited the following amounts:

               (a) any amounts withdrawn, so long as the Issuer determines that in good faith it can meet its obligations under clauses (i) - (v) of the Priority of Payments on the immediately succeeding Quarterly Payment Date, from the Collection Account on a date other than a Quarterly Payment Date, in an amount equal to, and for the payment of, regularly scheduled payments or the termination costs payable under any Hedging Agreement referred to in clauses
(v)(B) and (vi), respectively, of the Priority of Payments;

               (b) any amounts drawn under the Liquidity Facility in accordance with Section 4.2(a) and 4.2(b) for application in respect of a Shortfall or for payment of Operating Expenses;

               (c) from the proceeds of the issuance of Notes, an amount equal to and for the payment of, the Initial Issuance Expenses or Transaction Expenses, as the case may be, relating to such issuance;

               (d) any amounts received pursuant to the Enron Support Agreement, other than amounts credited to the Committed TIP Account pursuant to
Section 3.3(b), for application in accordance with Section 4.1(b) or 4.3(b);
and

               (e) any amounts received under Class I Stage Funding Commitment Letters for application in accordance with Section 4.1(b) or 4.3(b).

               The Issuer shall apply the amounts credited to the Operating Account in the amounts and for the purposes specified above. Amounts that remain credited to the Operating

Account at the end of any Due Period, other than amounts to be applied during the next Due Period for the purposes specified above in clauses (a) and (c), shall be credited to the Collection Account.

               Section 3.8. Distribution Obligation Escrow Account. The Issuer shall, at any time upon receipt of notice from Enron pursuant to Section 5.5 of the Enron Support Agreement, cause to be established with the Account Bank, a single, segregated Securities Account which shall be designated as the Distribution Obligation Escrow Account, to which shall be credited all amounts received by the Issuer from Enron under such section. The Issuer shall instruct the Account Bank to withdraw funds credited to such account on any Quarterly Payment Date that Enron fails to make all or a portion of the payments Enron is obligated to make under Sections 4(c) or 4.1(d) of the Enron Support Agreement, up to an amount equal to such defaulted payment, and such amounts shall be applied in respect of payments otherwise due under clauses fourth and fifth under Sections 4.1(b)(iii) and 4.3(b), as applicable. Any income or other gain realized from any Eligible Investments credited to the Distribution Obligation Escrow Account shall be released to Enron on each Quarterly Payment Date.

               Section 3.9. Investment of Amounts in Collateral Accounts.

               (a) Subject to the provisions of Section 3.3(a) and Section 3.3(b), all amounts credited to the Collateral Accounts will be invested or reinvested in Eligible Investments during the term of this Agreement. Any income or other gain realized from any Eligible Investment shall be held by Account Bank in the Collection Account as part of the Collateral subject to disbursement and withdrawal as provided herein; provided, that, any income from the investment or reinvestment of amounts credited to the Reserve -------- Account, the Excess Spread Account or the Distribution Obligation Escrow Account shall be credited to such accounts. By Issuer Order (which may be in the form of standing instructions), the Issuer shall at all times direct the Account Bank to, and, upon receipt of such Issuer Order, the Account Bank shall, invest all funds received into the Collateral Accounts during a Due Period, and as so directed in Eligible Investments having Stated Maturities no later than the next Quarterly Payment Date. The Account Bank, within one Business Day after receipt of any distributions or proceeds in respect of any Collateral which is not Cash, shall so notify the Issuer and the Issuer shall, within five Business Days of receipt of such notice from the Account Bank, sell such distributions or proceeds for Cash in an arm's length transaction and credit the proceeds thereof to the Collection Account for investment pursuant to this Section 3.8; provided that the Issuer need not sell such distributions or proceeds during the Investment Period if it delivers an Officer's certificate to the Account Bank certifying that such distributions or proceeds constitute Eligible Investments.

               (b) If the Issuer shall not have given any investment directions pursuant to Section 3.8(a), the Account Bank shall invest and reinvest the funds held in the Collateral Accounts, as fully as practicable, but only in one or more Eligible Investments of the type described in clause (i) of the definition thereof maturing no later than the Business Day immediately preceding the next Quarterly Payment Date. All interest and other income from such investments shall be credited to the Collection Account, and any proceeds from the Sale or other disposition of any Eligible Investment at any time and, any Temporary Investment sold after the Investment Period shall be credited to the Collection Account; provided, that, any income or Sales Proceeds from the investments credited to the Reserve Account or the Excess Spread Account shall be credited to such accounts. The Account Bank shall not in any way be held liable by reason of any insufficiency of such Collateral Accounts resulting from any loss relating to any such investment, except with respect to investments in obligations of the Account Bank or any Affiliate thereof.

                                   ARTICLE 4

                              APPLICATION OF FUNDS

               Section 4.1. Priority of Payments.

               (a) Notwithstanding any other provision in this Agreement, but subject to Section 4.3 hereof and Section 3.1 of the Intercreditor Agreement, on each Quarterly Payment Date, the Issuer shall instruct the Account Bank to make the following disbursements in the following order of priority from amounts credited to the Collection Account in an amount equal to the Collateral Proceeds as of the close of business on the related Determination Date:

               (i) to the payment of any filing fees and taxes then due and payable by the Issuer and/or the Co-Issuer;

               (ii) to the payment of accrued and unpaid ordinary fees and expenses owing by the Issuers to the Trustee, the Collateral Agent, any other Representative, the TIP Advisors and the Rating Agencies;

               (iii) to the payment of the accrued and unpaid Administrative Fee payable to the Program Manager;

               (iv) (A) prior to the Stated Maturity of the Liquidity Facility, to the payment of any accrued and unpaid fees, expenses or interest on amounts drawn under the Liquidity Facility and (B) after the Stated Maturity of the Liquidity Facility, to the payment of accrued and unpaid interest on and principal of the Liquidity Facility, until the outstanding principal balance is reduced to zero, and any other amounts due and payable thereunder;

               (v) ratably, as to the payment of the following items: (A) to the Note Payment Account in an amount equal to, and for the payment of, accrued and unpaid interest on the Class A Notes; (B) payments (other than termination costs) payable by the Issuer under the Hedging Agreements; and (C) to the payment of commitment fees, any accrued and unpaid interest on amounts drawn under the Backup Facility or any other amounts (other than principal) due and payable thereunder;

               (vi) to the Operating Account for payment of termination costs payable under any Hedging Agreement on such Quarterly Payment Date or during the Due Period immediately succeeding the Due Period relating to such Quarterly Payment Date;

               (vii) if the Senior Coverage Test is not satisfied on such Quarterly Payment Date, to the repayment of (A) first, principal of the Liquidity Facility (such repayment to be made in the order in which principal installments are due if after the Liquidity Facility Availability Period) until the outstanding principal balance of the Liquidity Facility is reduced to zero and (B) second, principal of the Backup Facility and to the Note Payment Account in an amount equal to, and for the payment of, the principal amount of Class A Notes, pro rata according to the principal of the Backup Facility and the principal amount of the Class A Notes (it being understood that, for purposes of this clause, principal of the Backup Facility shall refer to amounts drawn or Allocated thereunder and payments made in respect of amounts Allocated under the Backup Facility shall be credited to the Committed TIP Account to reduce the amounts then Allocated under the Backup Facility), in each case, to the extent necessary to satisfy the Senior Coverage Test;

               (viii) if the Senior Coverage Test is satisfied on such Quarterly Payment Date, to the Note Payment Account in an amount equal to, and for the payment of, accrued and unpaid interest on the Class B Notes to the extent the Senior Coverage Test remains satisfied;

               (ix) to the repayment of principal of the Liquidity Facility, the Backup Facility and the Class A Notes and Class B Notes and, to the extent not paid in (viii) above, to the Note Payment Account in an amount equal to, and for the payment of, the interest on the Class B Notes, in the priority set forth below:

                    (A) after the expiration of the Liquidity Facility
               Availability Period, to the payment of the quarterly principal installment then due under the Liquidity Facility (each such installment to be made in an amount equal to one-eighth of the outstanding principal as of the last day of the Liquidity Facility Availability Period) together with any accrued interest and any other amounts owing thereunder;

                     (B) ratably, to the repayment of the principal of the
               Backup Facility and to the Note Payment Account in an amount equal to, and for the payment of, the principal amount of the Class A Notes (it being understood that, for purposes of this clause, principal of the Backup Facility shall refer to amounts drawn or Allocated thereunder and payments made in respect of Allocated amounts shall be credited to the Committed TIP Account to reduce amounts Allocated under the Backup Facility) to the extent necessary to cause the Senior Overcollateralization Ratio on such Quarterly Payment Date to be at least equal to the Target Senior Overcollateralization Ratio or if the Calculated Senior Debt Balance is less than zero, to the extent necessary to pay in full the principal amount of and accrued interest and other amounts owing in respect of the Backup Facility and the Class A Notes;

                    (C) to the Note Payment Account in an amount equal to, and for the payment of, the accrued and unpaid interest on the Class B Notes to the extent not paid in (viii) above;

                    (D) to the Note Payment Account in an amount equal to, and for the payment of, the principal amount of the Class B Notes to the extent necessary to cause the Total Overcollateralization Ratio on such Quarterly Payment Date to be equal to the Target Total Overcollateralization Ratio or if the Calculated Total Debt Balance is less than zero, to the extent necessary to pay in full the Class B Notes;

               (x) if the Reserve Test is not satisfied on such Quarterly Payment Date, to the Reserve Account in an amount equal to the Reserve Amount; and

               (xi) the remaining Collateral Proceeds, plus the amount of cash credited to the Reserve Account in excess of the Reserve Amount, for application in the priority indicated below:

                    (A) after the Liquidity Facility Availability Period, to the repayment of the outstanding principal installments under the Liquidity Facility (in the order in which such installments are due) until the outstanding principal balance of the Liquidity Facility is reduced to zero;

                    (B) to the Note Payment Account in an amount equal to and
               for the payment of all accrued and unpaid Class A Make-Whole Premiums;

                     (C) to the Note Payment Account in an amount equal to and
               for the payment of all accrued and unpaid Class B Premiums;

                     (D) to the Note Payment Account in an amount equal to, and for the payment of, the accrued and unpaid interest on Class C Notes;

                     (E) to the payment of the Management Fee and Incentive Fee accrued during the related Due Period, and to the payment of any accrued and unpaid Management Fee and/or Incentive Fee accrued during any prior Due Period and any other amounts due under the Management Agreement;

                     (F) prior to the Stated Maturity of the Liquidity Facility, to the repayment of the Liquidity Facility until the outstanding principal balance of the Liquidity Facility is reduced to zero;

                     (G) to the payment of any Extraordinary Expenses and any
               Permitted Capital Expenditures;

                     (H) to the Note Payment Account in an amount equal to, and for the payment of, the Class C Principal Distributable Amount, if any;

                     (I) during the Investment Period, to the Excess Spread
               Account;

                     (J) on or after the expiration of the Liquidity Facility
               Availability Period, to the Expense Reserve Account in an amount equal to, and for the payment of, the Operating Expenses expected to be payable prior to the next Determination Date; and

                     (K) to the Issuer for payment of principal and interest on the Support Notes and for distribution in respect of the Interests in accordance with the provisions of the Partnership Agreement provided that no such application shall be made for distributions in respect of any Class II Interests or Support Notes held by Enron or any Enron Affiliate if (and during the period in which) an Event of Default shall have occurred and be continuing for a period of 180 days, after which 180 day-period distributions may be made in respect of such Class II Interests.

               (b) In the event that on any Quarterly Payment Date, the amount available in the Collection Account from amounts received in the related Due Period is insufficient to make all payments pursuant to clauses (i) through
(xi)(E) of Section 4.1(a) (a "Shortfall"), the Issuer shall make up for such Shortfall by making the following disbursements in the manner and in the priority set forth below, in each case to the extent funds are available therefor:


               (i) first, from the Operating Account, amounts drawn under the Liquidity Facility Loan Agreement pursuant to Section 4.2(a);

               (ii) second, from the Operating Account, amounts drawn under Liquidity Test Commitments, if any, in accordance with Section 4.2(b); and

               (iii) third, to the extent a Shortfall remains under any of clauses (i) through (ix) of Section 4.1(a) on such Quarterly Payment Date (a "Quarterly Payment Shortfall"), the Issuer shall direct the Account Bank to apply funds from each of the Accounts set forth below in the following order of priority:

                    first, from the Operating Account, proceeds received from
               issuing the Class C Notes in accordance with Section 4.1(a) of the Enron Support Agreement;

                    second, from amounts in the Operating Account, proceeds from funding the Class I Interests [in accordance with the terms of the Class I Stage Funding Commitment Letters].

                    third, from the Operating Account, proceeds from funding the
               Class II Interests in accordance with Section 4.1(b) of the Enron Support Agreement;

                    fourth, from the Operating Account, proceeds from issuing
               Support Notes under Section 4.1(c) of the Enron Support
               Agreement;

                    fifth, from the Operating Account, proceeds from issuing
               Support Notes under Section 4.1(d) of the Enron Support
               Agreement;

                    sixth, from amounts credited to the Reserve Account as of
               such Quarterly Payment Date;

                    seventh, from amounts credited to the Excess Spread Account as of such Quarterly Payment Date; and

                    eighth, from the Operating Account, payments under Credit
               Support Test Commitments, if any, in accordance with Section 4.1(e) of the Enron Support Agreement.

               Section 4.2. Liquidity Facility Drawdowns.

               (a) If, in respect of any Quarterly Payment Date,

               (i) the amount available in the Collection Account from amounts received in the related Due Period is less than the amounts necessary to make payments pursuant to clauses (i) through (xi)(C) of Section 4.1(a) on such Quarterly Payment Date; or

               (ii) there is no shortfall under the immediately preceding clause (a)(i) but the amount available in the Collection Account from amounts received in the related Due Period is less than the amounts necessary to make payments pursuant to clauses (i) through (xi)(E) of
          Section 4.1(a) on such Quarterly Payment Date,

the Issuer shall so notify the Liquidity Facility Agent and make a drawing under the Liquidity Facility Loan Agreement in a principal amount equal to (A) in the case of clause (a)(i) above, the amount of the shortfall referred to in such clause (a)(i) less the sum of shortfalls under clauses (iv)(B), (vii), (ix),
(x), (xi)(A), (xi)(B) and (xi)(C) under the Priority of Payments, and (B) in the case of clause (a)(ii) above, the amount of the shortfall referred to in such clause (a)(ii) (such amounts, the "Liquidity Shortfall Amounts"), in each case in accordance with the terms of the Liquidity Facility Loan Agreement, to the extent amounts are available to be drawn thereunder with the terms of the Liquidity Facility Loan Agreement. The Liquidity Shortfall Amounts shall be set forth in the Valuation Report relating to the Quarterly Payment Date. Funds received under the Liquidity Facility in connection with a Shortfall shall be credited to the Operating Account pursuant to Section 3.7.

               (b) If, in respect of a Quarterly Payment Date, amounts available to be drawn under the Liquidity Facility Loan Agreement are less than the Liquidity Shortfall Amount, the Issuer shall draw amounts under the Liquidity Test Commitments, if any, in accordance with Section 4.3 of the Enron Support Agreement.

               (c) If there shall be due and payable any Operating Expenses on a date that is not a Quarterly Payment Date, the Issuer shall so notify the Liquidity Facility Agent and make a drawing (i) first, under the Liquidity Facility Loan Agreement in an amount equal to such Operating Expenses in accordance with the terms of the Liquidity Facility Loan Agreement, and (ii) second, to the extent amounts available to be drawn thereunder are less than such Operating Expenses, under the Liquidity Test Commitments, if any, in accordance with Section 4.3 of the Enron Support Agreement.

               Section 4.3. Priority of Payments Following an Acceleration.

               (a) Notwithstanding any other provision in this Agreement, but pursuant to Article 5 hereof, the Collateral Agent shall, upon an Acceleration, immediately direct the Account Bank to withdraw from the Collection Account and any other Collateral Account (other than the Reserve Account, the Excess Spread Account, the Committed TIP Account and the Distribution Obligation Escrow Account) all amounts credited to such accounts, apply all monies otherwise received, and make the following disbursements in the following order of priority:

               (i) to the payment of any filing fees and taxes then due and payable by the Issuer and/or the Co-Issuer;

               (ii) to the payment of accrued and unpaid fees and expenses owing by the Issuers to the Trustee, the Collateral Agent, any other Representative, the TIP Advisor(s) and the Rating Agencies;

               (iii) to the Program Manager in an amount equal to, and for payment of, any accrued and unpaid Administrative Fees as of such date;

               (iv) to the Liquidity Lenders for payment of the outstanding principal balance plus accrued and unpaid interest and any other amounts owing under the Liquidity Facility;

               (v) Pro Rata, to the (A) Holders of the Class A Notes for payment of the Outstanding Amount of Class A Notes and interest (excluding premium) payable thereon of such date, and (B) Backup Lenders for payment of the outstanding principal balance plus accrued and unpaid interest and any other amounts owing under the Backup Facility and (C) the Hedge Counterparties for payments due under each Hedging Agreement (it being understood that, for purposes of this clause, principal of the Backup Facility shall refer to amounts drawn or Allocated thereunder and payments made in respect of Allocated amounts shall be credited to the Committed TIP Account to reduce amounts Allocated under the Backup Facility);

               (vi) to the Holders of the Class B Notes in an amount equal to, and for payment of, the Outstanding Amount of Class B Notes and interest (excluding premium) payable thereon as of such date;

               (vii) to the Holders of the Class A Notes in an amount equal to, and for payment of, all accrued and unpaid Class A Make-Whole Premium as of such date;

               (viii) to the Holders of the Class B Notes in an amount equal to, and for payment of, all accrued and unpaid Class B Premium as of such date;

               (ix) to the Holders of the Class C Notes in an amount equal to, and for payment of, the Outstanding Amount of the Class C Notes and interest payable thereon as of such date;

               (x) to the Program Manager in an amount equal to, and for payment of, any accrued and unpaid Management Fees as of such date;

               (xi) to the Holders of the Support Notes, in an amount equal to, and for payment of, principal and interest payable thereon as of such date; and

               (xii) to the Issuer in an amount equal to the amounts required for distribution in respect of the Interests in accordance with the provisions of the Partnership Agreement.

               (b) In the event funds credited to the Collateral Accounts are insufficient to make payments in accordance with clauses (i) through (x) of
Section 4.3(a), the Collateral Agent shall direct the Account Bank to make up such shortfall in the manner and in the priority set forth below, from:

                    first, proceeds received upon the funding of all unfunded
               Class I Interests pursuant to the terms of the Class I Stage Funding Commitment Letters;

                    second, proceeds received from issuing the Class C Notes in accordance with Section 4.1(a) of the Enron Support Agreement;

                    third, proceeds from funding the Class II Interests in
               accordance with Section 4.1(b) of the Enron Support Agreement;

                    fourth, proceeds from issuing Support Notes under Section
               4.1(c) of the Enron Support Agreement;

                    fifth, proceeds from issuing Support Notes under Section
               4.1(d) of the Enron Support Agreement;

                    sixth, amounts credited to the Reserve Account;

                    seventh, amounts credited to the Excess Spread Account; and

                    eighth, payments pursuant to Credit Support Test
               Commitments, if any, in accordance with Section 4.1(e) of the Enron Support Agreement.

               Section 4.4. Drawdowns under certain Letters of Credit arranged by Enron.

               (a) In the event that Enron has exercised its option to secure its obligations under Sections 4.1(c), 4.1(d) and 4.2 of the Enron Support Agreement pursuant to Section 5.5 thereof by arranging a letter of credit, the Issuer shall be entitled to make a drawing under such letter of credit, at any time that Enron fails to make all or a portion of the payments obligated to be made under Sections 4.1(c), 4.1(d)or 4.2 of the Enron Support Agreement, up to an amount equal to such defaulted payment and such amounts shall be applied in respect of payments otherwise due under clauses fourth and fifth under Sections 4.1(b)(iii) and 4.3(b) herein, as applicable.

               (b) In the event that Enron fails to make all or a portion of the payments obligated to be made under Section 4.1(b) (as regards the aforesaid Section) or 4.2 of the Enron Support Agreement, the Issuer shall be entitled to make a drawing under the letter of credit arranged by Enron pursuant to Section
5.5 of the Enron Support Agreement, up to an amount equal to such defaulted payment, and such amount shall be applied in respect of payments otherwise due under clause third under Section 4.1(b)(iii) and clause third under Section 4.3(b) herein, as applicable.

                                   ARTICLE 5

                        REMEDIES IN RESPECT OF COLLATERAL

               Section 5.1. Remedies.

               (a) Subject to Section 5.2 of the Common Agreement and Section
3.4 and 3.5 of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, and such declaration and its consequences have not been rescinded and annulled, the Collateral Agent may, upon written direction from the Required Lenders, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

               (i) proceed to protect and enforce the rights vested in it by this Agreement, including, but not limited to, the right to cause all revenues hereby pledged as security and all other moneys pledged hereunder to be paid directly to it, and to enforce its rights hereunder to such payments and all other rights hereunder by such appropriate judicial proceedings as it shall deem most effective to protect and enforce any of such rights, either at law or in equity or otherwise, in the exercise of any power herein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding, or to enforce any other legal or equitable right vested in it by this Agreement or by law;

               (ii) cause any action at law or suit in equity or other proceedings to be instituted and prosecuted to collect or enforce any Secured Obligations or rights hereunder or included in the Collateral, or to foreclose or enforce any other agreement or other instrument by or under or pursuant to which such Secured Obligations are issued or secured, subject in each case to the provisions and requirements thereof;

               (iii) sell, assign or otherwise liquidate any or all of the Collateral or cause the Collateral to be sold or otherwise disposed of and take possession of the proceeds of any such sale or liquidation;

               (iv) incur reasonable expenses, including reasonable attorneys' fees, consultants' fees and other costs appropriate to the exercise of any right or power under this Agreement;

               (v) make payments, purchase, contest or compromise any encumbrance, charge or lien, and pay taxes and expenses, without, however, any obligation so to do;

              (vi) take possession of the Collateral or any part thereof, by directing the Issuers in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, it being understood that the Issuers' obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall (to the fullest extent permitted by applicable law) be entitled to a decree requiring specific performance by the Issuers of such obligation;

               (vii) at any time after an Acceleration has been declared and before a judgment or decree for payment of the Money due has been obtained by the Collateral Agent as provided in this Section 5.1, upon the written request of the Required Lenders, rescind and annul such declaration and its consequences if:

                    (A) the Issuer or the Co-Issuer has paid or deposited with the Collateral Agent an amount sufficient to pay:


                        (I) all overdue installments of interest on and principal of the Senior Secured Obligations and the Class B Notes,

                        (II) to the extent that payment of such interest is lawful, interest on the Defaulted Interest at the applicable rate, and

                        (III) all unpaid expenses and unpaid taxes of the Collateral Agent and the reasonable compensation, disbursements and advances of the Collateral Agent, each of the Representatives and their respective agents and counsel; and

                    (B) the Collateral Agent has determined that all Events of
               Default, other than the nonpayment of the interest on or principal of the Senior Secured Obligations and the Class B Notes that have become due solely as a result of such Acceleration, have been cured and the Required Lenders by written notice to the Collateral Agent have agreed with such determination or waived any such Events of Default as provided in Section 5.9 hereof.

     No such recission shall affect any subsequent Default or impair any right consequent thereon.

          (viii) exercise any other rights and remedies that may be available at law or in equity; and

          (ix) exercise any other or additional rights or remedies granted to a secured party under the UCC. If, pursuant to applicable law, prior notice of any such action is required to be given to the Issuers, the Issuers hereby acknowledge that the minimum time required by such applicable law, or if no minimum is specified, of ten (10) Business Days, shall be deemed a reasonable notice period;

provided that the Collateral Agent may not sell or liquidate the Collateral or institute Proceedings in furtherance thereof pursuant to this Section 5.1 unless either of the conditions specified in Section 5.2(a) is met.

               The Collateral Agent may, but need not, obtain and rely upon an opinion of an Independent investment banking firm of national reputation as to the feasibility and methodology of any action proposed to be taken in accordance with this Section 5.1 and as to the sufficiency of the proceeds and other amounts receivable with respect to the Collateral to make the required payments under the Secured Obligations, which opinion shall be conclusive evidence as to such feasibility or sufficiency.

               (b) All reasonable costs and expenses (including, but without being limited to, reasonable attorneys' fees and expenses and taxes) paid or incurred by the Collateral Agent in connection with any suit or proceeding arising from this Agreement, or in connection with the performance by the Collateral Agent of any of the Issuer's agreements contained in any exercise of its rights or remedies hereunder pursuant to the terms of this Agreement, together with interest thereon (to the extent permitted by law) computed at a rate per annum equal to [ ] from the date on which such costs or expenses are incurred to the date of payment thereof, shall constitute additional indebtedness secured by this Agreement and shall be paid by the Issuer to the Collateral Agent on behalf of the Secured Parties on demand.

               (c) The Collateral Agent shall apply any proceeds from time to time held by it and the proceeds of any collection, recovery, receipt, appropriation, realization or sale in accordance with this Agreement. For the avoidance of doubt, in the case of a collection, recovery, receipt, appropriation, realization or sale in respect of a portion (but not all) of the Collateral, it is understood that the Issuers shall remain liable to the extent of any deficiency between the amount of the proceeds of such Collateral and the aggregated amount of the Secured Obligations, and only to the extent provided in Section 11.1 of the Common Agreement.

               (d) If an Event of Default as described in Section 5.1(e) of the Common Agreement shall have occurred and be continuing, the Collateral Agent may, and at the request of the Required Lenders shall, institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such proceeding.

               (e) Upon any sale, whether made under the power of sale hereby given or by virtue of judicial proceedings, any Secured Party may bid for and purchase the Collateral or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability.

               The Issuers' covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Agreement; and the Issuers (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

               Upon any sale, whether made under the power of sale hereby given or by virtue of judicial proceedings, the receipt of the Collateral Agent, or of the Officer making a sale under judicial proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase amounts, and such purchaser or purchasers shall not be obliged to see to the application thereof.

               Any such sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall bind the Issuers, the Collateral Agent and the Secured Parties, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them. Any portion of the Collateral so sold shall be released from the lien of this Agreement pursuant to Section 2.6 or 2.7.

               (f) Notwithstanding any other provision of this Agreement and in accordance with Section 3.1(b)(i) of the Intercreditor Agreement, the Collateral Agent may not, prior to the date which is one year and one day, or if longer the applicable preference period then in effect, after the payment in full of all Secured Obligations, institute against, or join any other Person in instituting against, the Issuer or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under Federal or state bankruptcy or similar laws. Nothing in this Section 5.1(f) shall preclude, or be deemed to stop, the Collateral Agent (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (A) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer or (B) any involuntary insolvency proceeding filed or commenced by a Person other than the Collateral Agent, or (ii) from commencing against the Issuer or the Co-Issuer or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding.

               Section 5.2. Preservation of Collateral.

               (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent shall hold the Collateral securing the Secured Obligations intact, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Collateral and the Secured Obligations in accordance with the Priority of Payments or the Priority of Acceleration Payments, as applicable, and Article 3 hereof and the provisions of Articles 2 and Section 3.1 of the Intercreditor Agreement and shall not foreclose on or dispose of the Collateral unless:

               (i) the Collateral Agent determines that the anticipated proceeds of a sale or liquidation of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due and unpaid in respect of the Secured Obligations and the Required Lenders agree with such determination; or

               (ii) the Required Lenders direct the sale and liquidation of the Collateral.

               (b) Nothing contained in Section 5.2(a) shall be construed to require the Collateral Agent to preserve the Collateral securing the Secured Obligations if prohibited by applicable law.

               (c) The Collateral Agent shall deliver to each Representative and the Issuers a report stating the results of any determination required pursuant to Section 5.2(a)(i) no later than 10 days after making such determination but in any case after such sale. The Collateral Agent shall make the determinations required by Section 5.2(a)(i) within 90 days after an Event of Default and at the request of the Required Lenders at any time during which the Collateral Agent retains the Collateral pursuant to Section 5.2(a)(i). In the case of each calculation made by the Collateral Agent pursuant to Section 5.2(a)(i), the Collateral Agent shall obtain a letter of an Independent certified public accountant confirming the accuracy of the computations of the Collateral Agent and certifying their conformity to the requirements of this Agreement.

               (d) In determining whether the condition specified in Section 5.2(a)(i) exists, the Collateral Agent may retain and rely on an opinion of an Independent investment banking firm of national reputation.

               Section 5.3. Application of Money Collected.

               Any Money collected by the Collateral Agent with respect to the Secured Obligations pursuant to this Article 5 and any money that may then be held or thereafter received by the Collateral Agent with respect to the Secured Obligations shall be applied subject to Section 3.1 of the Intercreditor Agreement and in accordance with Section 4.3.

               Section 5.4. Restoration of Rights and Remedies.

               Subject to the Intercreditor Agreement, if the Collateral Agent has instituted any Proceeding to enforce any right or remedy under this Agreement or any other Financing Document and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Collateral Agent, then and in every such case the Issuers and the Collateral Agent shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Collateral Agent shall continue as though no such Proceeding had been instituted.

               Section 5.5. Rights and Remedies Cumulative.

               Except as otherwise expressly provided in this Agreement or in any other Financing Document, no right or remedy herein conferred upon or reserved to the Collateral Agent is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing by law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

               Section 5.6. Delay or Omission Not Waiver.

               No delay or omission of the Collateral Agent to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 5 or by law to the Collateral Agent may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Agent.

               Section 5.7. Control by Required Lenders.

               Notwithstanding any other provision of this Agreement, the Required Lenders shall, pursuant to the terms of the Intercreditor Agreement, have the right to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Collateral Agent for exercising any trust, right, remedy or power conferred on the Collateral Agent; provided, however, with respect to any sale of a non-Defaulted Project Loan, the Collateral Agent shall not be entitled to direct the sale thereof to an Enron Competitor. The Issuers acknowledge that the foregoing restriction on Sale is being made at the request of the Issuers and may affect the price at which the Collateral is sold and the Issuers agree not to raise such restriction as a challenge to the commercial reasonableness of any sale of Collateral hereunder.

               Section 5.8. Sale of Collateral.

               (a) The power to effect any sale of any portion of the Collateral pursuant to Sections 5.1 and 5.2 shall not be exhausted by any one or more Sales as to any portion of such Collateral remaining unsold, but shall continue unimpaired until the entire Collateral shall have been sold or all amounts secured by the Collateral shall have been paid. The Collateral Agent may upon notice to each Representative, and shall, upon direction of the Required Lenders from time to time postpone any Sale by announcement made at the time and place of such Sale.

               (b) The Collateral Agent may bid for and acquire any portion of the Collateral in connection with a public Sale thereof, by crediting against amounts owing on the Secured Obligations all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses incurred by the Collateral Agent in connection with such Sale. The Collateral Agent may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Agreement.

               (c) The Collateral Agent shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Collateral in connection with a Sale thereof. In addition, the Collateral Agent is hereby irrevocably appointed the agent and attorney-in-fact of the Issuers to transfer and convey their respective interests in any portion of the Collateral in connection with a sale thereof, and to take all action necessary to effect such sale.

No purchaser or transferee at such a sale shall be bound to ascertain the Collateral Agent's authority, to inquire into the satisfaction of any conditions precedent or see to the application of any funds.

               Section 5.9. Waiver of Past Defaults.

               Prior to the time a judgment or decree for payment of the Money due has been obtained by the Collateral Agent as provided in Section 5.1, the Collateral Agent upon the written request of the Required Lenders may waive any past Default and its consequences, except a Default:

               (a) in the payment of the principal of and interest or Premium on the Senior Secured Obligations or the Class B Notes; or

               (b) in respect of a covenant or provision hereof or under any other Financing Document that under Section 4.1 or 4.2 of the Intercreditor Agreement may not be modified or amended without the waiver or consent of each Representative; or

               (c) arising under Section 5.1(h) or 5.1(i) of the Common
Agreement.

               In the case of any such waiver, the Issuers, the Collateral Agent, the Trustee, the Backup Facility Agents and the Liquidity Facility Agent shall be restored to their former positions and rights hereunder and under the Intercreditor Agreement, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

               Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.


                                   ARTICLE 6

                              ASSIGNED AGREEMENTS

               Section 6.1. Agreements of the Issuer Regarding the Assigned Agreements.

               (a) Each of the Issuer and the Co-Issuer represents that it has not executed and will not execute any assignment of any Assigned Agreement other than the assignment thereof under this Agreement. The Issuers agree that such assignment is irrevocable, and that they will not take any action which is inconsistent with such assignment or make any other assignment inconsistent with the assignment under this Agreement. The Issuers will, from time to time upon the request of the Collateral Agent or any representative execute all instruments of further assurance and all such supplemental instruments with respect to such assignment as the Collateral Agent or such representative may reasonably specify. The Issuers hereby agree, and hereby undertake to obtain the agreement and consent of each party (other than the Issuer and the

Co-Issuer), directly or through the respective Representative of such party, as appropriate to the Assigned Agreement (insofar as the following relate to each such party), to the following:

               (i) each such party consents to the provisions of such assignment and agrees to perform any provisions of the Financing Documents applicable to such party;

               (ii) each such party acknowledges that the Issuers are assigning all of their respective right, title and interest in, to and under the relevant Assigned Agreement, to the Collateral Agent for the benefit of the Secured Parties and each such party agrees that all of the representations, covenants and agreements made by it under the Assigned Agreement to which it is a party are also for the benefit of the Collateral Agent and the Secured Parties;

               (iii) with respect to the Liquidity Facility Loan Agreement, each Backup Facility Loan Agreement and each of the Hedging Agreements, each of the parties thereto agrees and acknowledges that all of its rights in respect of the Collateral as a Secured Party under the Security Agreement shall be subject to the Intercreditor Agreement, and expressly agrees to be bound by each provision of the Intercreditor Agreement insofar as such provision relates to a Secured Party or a Senior Secured Party; and further confirms that it or its Representative, as the case may be, has received and read the provisions of the Security Agreement and the other Financing Documents relating to the Assigned Agreement to which it is a party;

               (iv) with respect to each of the Assigned Agreements (other than any Backup Facility Loan Agreement, the Liquidity Facility Loan Agreement, the TIP Investment Management Agreement, the Currency Hedging Agreements, the Hedging Agreements, any Underlying Instruments and any Additional Transaction Documents entered into in replacement of any of the foregoing, other than the Liquidity Facility Loan Agreement) the Issuers will not directly or indirectly amend, modify, terminate, supplement or waive a right or permit or consent to the amendment, modification, termination, supplement or waiver of a right with respect to any such Assigned Agreement (other than in respect of an amendment or modification of the type that may be made to any of the Financing Documents without the requirement that the Collateral Agent seek the consent of the Required Lenders as set forth in Section 3.2(c)(iv) of the Intercreditor Agreement)
     (A) without 10 days' prior notice to each Rating Agency, (B) without 10 days' prior notice thereof to the Collateral Agent, which notice shall specify the action proposed to be taken by the Issuer (and the Collateral Agent shall promptly deliver a copy of such notice to each Representative and Hedge Counterparty), (C) without the prior written confirmation of each Rating Agency that such amendment, modification, termination, supplement or waiver will not cause its rating of the Class A Notes or the Class B Notes to be reduced or withdrawn and (D) if the Collateral Agent within 20 days after the date of the related notice to the Collateral Agent given as provided in clause (B) above objects to such amendment, modification, termination, supplement or waiver, failing which objection the Issuer may take the action specified in the related notice to the Collateral Agent; and

               (v) each such party agrees not to institute against, or join any other Person in instituting against, the Issuer or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under federal or state bankruptcy or similar laws until at least one year and one day, or if longer the applicable preference period then in effect, after the payment in full of all Secured Obligations; provided that nothing in the foregoing clause shall be construed to preclude, or be deemed to stop, such party
     (A) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (1) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer or (2) any involuntary insolvency proceeding filed or commenced against the Issuer or the Co-Issuer by a Person other than such party or (B) from commencing against the Issuer or the Co-Issuer or any properties of the Issuer or the Co-Issuer (but subject to any restrictions on such commencement in the Financing Documents) any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

               (b) The Issuers further agree, and hereby undertake to obtain the agreement and consent of the Program Manager in respect to the Management Agreement, to the following:

               (i) the Program Manager agrees to perform any provisions of any of the Financing Documents applicable to the Program Manager;

               (ii) neither the Issuers nor the Program Manager will terminate the Management Agreement or select or consent to a successor Program Manager under the Management Agreement except as expressly permitted by the Management Agreement; and

               (iii) the Program Manager will continue to serve as Program Manager under the Management Agreement, notwithstanding that the Program Manager shall not have received amounts due it under the Management Agreement because sufficient funds were not then available under the Financing Documents to pay such amounts.

               Section 6.2. Additional Provisions Regarding the Assigned Agreements.

               (a) It is understood and agreed that the pledge of the Assigned Agreements hereunder shall include all rights thereunder and, without limiting the generality of the foregoing, the Collateral Agent shall have the right, subject to the last paragraph of Section 2.1(a), following the occurrence and during the continuance of an Event of Default, to (i) give all notices, consents and releases thereunder, (ii) give all notices of termination and to take any legal action upon the breach of an obligation of the Issuer and/or the Co-Issuer thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) request and receive all notices, accountings, consents, releases and statements thereunder and (iv) do any and all other things whatsoever that the Issuer and/or the Co-Issuer is or may be entitled to do thereunder.

               (b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the

Issuer and/or the Co-Issuer under the provisions of each of the Assigned Agreements, nor shall any of the obligations contained in each of the Assigned Agreements be imposed on the Collateral Agent.


                                   ARTICLE 7

                                 MISCELLANEOUS

               Section 7.1. Notices. Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement may be made upon, given or furnished to the following addresses:

               If to the Issuer:

                          Address:
                                       -------------------------------------
                          Attention:
                                       -------------------------------------
                          Telephone:
                                       -------------------------------------
                          Telecopy:
                                       -------------------------------------

                          with a copy to the Program Manager:

                          Address:
                                       -------------------------------------
                          Attention:
                                       -------------------------------------
                          Telephone:
                                       -------------------------------------
                          Telecopy:
                                       -------------------------------------

                  If to the Co-Issuer

                          Address:
                                       -------------------------------------
                          Attention:
                                       -------------------------------------
                          Telephone:
                                       -------------------------------------
                          Telecopy:
                                       -------------------------------------

                          with a copy to the Program Manager:

                          Address:
                                       -------------------------------------
                          Attention:
                                       -------------------------------------
                          Telephone:
                                       -------------------------------------
                          Telecopy:
                                       -------------------------------------

                  If to the Collateral Agent:

                          Address:           600 Travis, 8th Floor
                                             Houston, TX 77002
                          Attention:         Global Trust Services --
                                             Enron International CPO, L.P.
                          Telephone:         713-216-4181
                          Telecopy:          713-216-2101

                  If to Account Bank:

                          Address:
                                       -------------------------------------
                          Attention:
                                       -------------------------------------
                          Telephone:
                                       -------------------------------------
                          Telecopy:
                                       -------------------------------------

                 If to the Liquidity Facility Agent:

                          Address:
                                       -------------------------------------
                          Attention:
                                       -------------------------------------
                          Telephone:
                                       -------------------------------------
                          Telecopy:
                                       -------------------------------------

                  If to the Backup Facility Agents:

                          As specified in the Designation Letters delivered pursuant to Section 1.24 of the Common Agreement.

                  If to the Rating Agencies:

                  to S&P:

                          Address:           26 Broadway, 10th Fl.
                                             New York, NY  10004
                          Attention:         Surveillance Group
                          Telephone:
                          Telecopy:          212-208-0020

                  to Moody's Investors Service:

                          Address:           99 Church Street
                                             New York, NY  10007
                          Attention:         CBO/CLO Monitoring
                          Telephone:
                          Telecopy:          212-553-0355


or to such other addresses as to which any such party may specify to each of the other parties hereto in the manner set forth below. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service, (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by prepaid telex, or by telecopy with correct answer back received. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is validly transmitted if transmitted before 4:00 p.m., recipient's time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party hereto shall have the right to change its address for notice hereunder to any other location by giving no less than 20 days' notice to the other parties in the manner set forth herein above.

               Section 7.2. Execution in Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto, each of which shall be an original, and all such counterparts shall constitute one and the same instrument.

               Section 7.3. Effect of Headings. The Article and Section headings herein are for convenience of reference only and shall not affect the interpretation hereof.

               Section 7.4. Assignments. This Agreement shall be a continuing obligation of the Issuers and shall (a) be binding upon the Issuers and their respective successors and assigns, and (b) inure to the benefit of and be enforceable by the Collateral Agent and its successors and assigns. Neither the Issuer nor the Co-Issuer may assign this Agreement, or delegate any of its duties hereunder, without the prior written consent of the Collateral Agent, and any such attempted assignment shall be null and void.

               Section 7.5. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, PROCEEDING OR COUNTERCLAIM BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT TO WHICH SUCH PERSON IS A PARTY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND ANY OTHER FINANCING DOCUMENT TO WHICH IT IS A PARTY.

               Section 7.6. Subject to Intercreditor Agreement. The rights of the Secured Parties under this Agreement and each other Security Document and Financing Document shall be subject to the terms and provisions of the Intercreditor Agreement.

               Section 7.7. Amendments. This Agreement may be amended or modified only by the written consent of the parties hereto.

               Section 7.8. Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

               Section 7.9. Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Collateral Agent in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent upon the insolvency, bankruptcy, reorganization, liquidation of the Issuers or upon the dissolution of, or appointment of any intervenor or conservator of, or trustee or similar official for, the Issuers or any substantial part of the Issuer's assets, or otherwise, all as though such payments had not been made.

               Section 7.10 Submission to Jurisdiction. Except as set forth in subsection (b) of this Section 7.10, the Issuers hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating hereto, and the Issuers hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. The Issuers hereby irrevocably waive, to the fullest extent that they may legally do so, any defense which they now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum and to the maintenance of such action or proceeding. The Issuers irrevocably consent to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the office set forth in Section 7.1. The Issuers agree (to the fullest extent permitted by applicable law) that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, no document filed, assertion made, or issue adjudicated in any court or other arbitral proceeding shall have a collateral, judicial, or other estoppel or res judicata effect on any arbitral proceeding that is subject to Section 11.11 of the Management Agreement.

               (b) The foregoing submission to jurisdiction is not intended to and shall not apply to any claim, controversy, issue or accounting bearing on
Article 9 of the Enron Support Agreement except insofar as such claim, controversy, issue or accounting arises in connection with a motion to confirm, vacate, or modify an arbitration award rendered pursuant to Section 11.11 of the Management Agreement.

               IN WITNESS WHEREOF, the Issuer, the Collateral Agent and the Account Bank have duly executed this Security Agreement as of the date first set forth above.

                                           ENRON INTERNATIONAL CPO, L.P.,

                                           By:    Enron CPO Holdings, Inc.,
                                                   its General Partner

                                           By:
                                               ---------------------------
                                                Title:
                                                Name:


                                           ENRON INTERNATIONAL CPO, INC.


                                           By:
                                               ---------------------------
                                                Title:
                                                Name:


                                           CHASE BANK OF TEXAS, NATIONAL
                                           ASSOCIATION,
                                            as Collateral Agent


                                           By:
                                               ---------------------------
                                                Title:
                                                Name:


                                           CITIBANK, N.A.,
                                            as Account Bank

                                           By:
                                               ---------------------------
                                                Title:
                                                Name: